EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this post-effective amendment to Registration Statement on Form S-8 of our report dated October 5, 2005 relating to the combined financial statements and financial statement schedule as of December 31, 2004 and 2003 and the years ended December 31, 2004, 2003 and 2002 of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates, which appears in Rosetta Resources Inc.’s Prospectus filed by Rosetta Resources Inc. on February 13, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-128888). We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 13, 2006